Free Writing Prospectus, dated September 17, 2009 (To Prospectus, dated February 10, 2009 and Prospectus Supplement, dated September 17, 2009)	Filed Pursuant to Rule 433(d) Registration Statement 333-145845

Final Term Sheet

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	Aa3 (Moody’s) / AA- (S&P) / AA- (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	17 September 2009

Settlement Date:	22 September 2009

Maturity Date:	22 September 2016

Coupon:	5.00%

Interest Payment Dates:	Semi-annually on the 22 of each March and September, commencing on 22 March 2010 and ending on the Maturity Date

Coupon Calculation:	30/360, unadjusted

Business Days:	New York, London

Benchmark Treasury:	UST 3.00% August 2016

Spread to Benchmark:	+200bps

Reoffer Yield:	5.022%

Issue Price:	99.871%

Underwriting Discount:	0.40 per cent

Net Proceeds:	USD 1,989,420,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	Bayerische Landesbank, BB&T Capital Markets (a division of Scott & Stringfellow) LLC, Citigroup Global Markets Inc., Fifth Third Securities Inc., FTN Financial Securities Corp., Lloyds TSB Bank plc, Mediobanca – Banca di Credito Finanziario S.p.A., Bank of America Securities LLC, Morgan Stanley & Co. Incorporated, SG Americas Securities LLC, SunTrust Robinson Humphrey Inc., US Bancorp Investments Inc.

Denominations:	USD 100,000 and integral multiples of USD 1,000 in excess thereof

ISIN/CUSIP:	US06739FGF27 / 06739F GF2

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

1 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.